Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Completed $249 Million in New Investments in Q4

Providing 2024 Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – February 7, 2024 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter and year ended December 31, 2023.

FOURTH QUARTER 2023 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $57 million, or $0.22 per common share, compared to $47 million, or $0.19 per common share, for Q4 2022.
●	Nareit Funds From Operations (“Nareit FFO”) of $129 million, or $0.50 per common share, on 257 million weighted-average common shares outstanding, compared to a loss of ($30) million, or ($0.13) per common share, on 243 million weighted-average common shares outstanding, for Q4 2022.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) of $173 million, or $0.68 per common share, compared to $177 million, or $0.73 per common share, for Q4 2022.
●	Funds Available for Distribution (“FAD”) of $163 million, or $0.64 per common share, compared to FAD of $171 million, or $0.70 per common share, for Q4 2022.
●	$249 million in new investments consisting of $167 million in real estate loans and other loans and investments, $51 million in real estate acquisitions and $31 million in capital renovation and construction projects.
●	Sold 32 facilities for $324 million in cash proceeds and debt repayments, generating a $10 million gain.
●	Repaid $227 million on 25 HUD mortgage loans related to facility sales and transitions.
●	Completed $27 million in new real estate loans in Q1 2024 to date.

FULL YEAR 2023 HIGHLIGHTS

●	Net income for 2023 of $249 million, or $1.00 per common share, compared to $439 million, or $1.80 per common share, in 2022.
●	Nareit FFO of $591 million, or $2.36 per common share, on 250 million weighted-average common shares outstanding, compared to $461 million, or $1.89 per common share, on 244 million weighted-average common shares outstanding, in 2022.
●	AFFO of $699 million, or $2.79 per common share, compared to $730 million, or $2.99 per common share, in 2022.
●	FAD of $657 million, or $2.62 per common share, compared to FAD of $678 million, or $2.77 per common share, in 2022.
●	$667 million in new investments consisting of $322 million in real estate loans and other loans and investments, $261 million in real estate acquisitions and $84 million in capital renovation and construction projects.
●	Sold 69 facilities for $485 million in consideration, and received repayment of a $105 million seller note, generating an $80 million gain on assets sold.
●	Entered into a $429 million unsecured term loan.

●	Repaid $350 million of senior unsecured notes due August 1, 2023.
●	Repaid $296 million on 32 HUD mortgage loans related to facility sales and transitions.
●	Issued 11 million common shares for gross proceeds of $339 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The underlying operating performance of our portfolio has continued to improve, with occupancy now above 80%, EBITDAR coverage at a post-pandemic high of 1.28x, and the under 1.0x EBITDAR coverage bucket reduced from 27.5% to 13.2%. As expected, our financial performance was impacted by operators in the process of being restructured. In general, the restructured portfolios have meaningful long-term value and, although we are working to finalize these restructurings as quickly as possible, our ultimate goal is to maximize long-term sustainable cash flow.”

Mr. Pickett continued, “As a result, we anticipate our 2024 first and second quarter earnings to continue to be impacted by these restructuring efforts, although we expect earnings will improve as the year progresses and our operator issues are resolved.  Additionally, the acquisition pipeline remains solid, and we expect further earnings growth from our accretive capital allocation efforts.  As a result of this improving operating backdrop and the greater visibility into our financial performance, Omega is able to start providing annual AFFO guidance for the first time since the pandemic, and we expect our 2024 AFFO to be between $2.70 and $2.80 per share.”

Mr. Pickett concluded, “With operating metrics improving, state and federal support remaining predominantly solid, and favorable demographics set to provide a tailwind to industry occupancy for the foreseeable future, we believe the most significant challenges of the post-pandemic period are behind us.  The primary remaining concern is around CMS’s pending final rule on minimum staffing.  We believe there are fundamental flaws in the proposed rule, especially at a time when labor capacity is the biggest issue facing most facilities.  The industry has provided feedback to CMS on how they could achieve their clinical goals in a more efficient manner, and we are hopeful that the final rule will reflect these recommendations.”

FOURTH QUARTER 2023 RESULTS

Revenues – Revenues for the quarter ended December 31, 2023 totaled $239.3 million, an increase of $94.5 million over the same period in 2022. The increase primarily resulted from (i) timing of operator restructurings, transitions and net straight-line write-offs and (ii) revenue from new investments completed throughout 2022 and 2023. The increase was partially offset by a decrease in revenue from (i) asset sales completed throughout 2022 and 2023 and (ii) operators placed on a cash basis of revenue recognition in 2023.

Expenses – Expenses for the quarter ended December 31, 2023 totaled $197.9 million, a decrease of $82.2 million over the same period in 2022. The decrease primarily resulted from (i) a $32.2 million decrease in acquisition, merger and transition related costs, (ii) a $31.4 million favorable change in provision for credit losses, (iii) a $13.3 million decrease in impairment on real estate properties and (iv) an $8.1 million decrease in depreciation and amortization expense, partially offset by (i) a $2.0 million increase in stock compensation expense and (ii) a $0.5 million increase in interest expense.

Other Income and Expense – Other income for the quarter ended December 31, 2023 totaled $20.4 million, a decrease of $162.9 million over the same period in 2022. The decrease primarily resulted from (i) a $170.5 million decrease in gain on assets sold and (ii) a $0.5 million increase in loss on debt extinguishment, partially offset by an $8.1 million increase in other income (expense) – net.

Net Income – Net income for the quarter ended December 31, 2023 totaled $56.5 million, an increase of $9.8 million over the same period in 2022. The increase primarily resulted from the aforementioned (i) $94.5 million increase in total revenue and (ii) $82.2 million decrease in total expenses, that was partially offset by (i) a $162.9 million decrease in other income and expense and (ii) a $3.1 million increase in income tax expense.

2023 ANNUAL RESULTS

Revenues – Revenues for the year ended December 31, 2023 totaled $949.7 million, an increase of $71.5 million over the same period in 2022. The increase primarily resulted from (i) timing of operator restructurings, transitions and net straight-line write-offs and (ii) revenue from new investments completed throughout 2022 and 2023. The increase was partially offset by a decrease in revenue from (i) asset sales completed throughout 2022 and 2023 and (ii) operators placed on a cash basis of revenue recognition in 2022 and 2023.

Expenses – Expenses for the year ended December 31, 2023 totaled $793.6 million, a decrease of $6.1 million over the same period in 2022. The decrease primarily resulted from (i) a $36.7 million decrease in acquisition, merger and transition related costs, (ii) a $24.1 million favorable change in provision for credit losses and (iii) a $12.7 million decrease in depreciation and amortization expense, partially offset by (i) a $53.5 million increase in impairment on real estate properties, (ii) a $7.8 million increase in stock-based compensation expense, (iii) a $3.9 million increase in general and administrative expenses primarily related to payroll and benefits and professional services and (iv) a $1.5 million increase in interest expense.

Other Income and Expense – Other income for the year ended December 31, 2023 totaled $99.5 million, a decrease of $258.1 million over the same period in 2022. The decrease primarily resulted from a $280.3 million decrease in gain on assets sold, partially offset by a $22.3 million increase in other income (expense) – net.

Net Income – Net income for the year ended December 31, 2023 totaled $248.8 million, a decrease of $190.0 million over the same period in 2022. The decrease primarily resulted from the aforementioned (i) $258.1 million decrease in other income and expense, as well as (ii) a $7.8 million decrease in income from unconsolidated joint ventures and (iii) a $1.7 million increase in income tax expense, partially offset by (i) a $71.5 million increase in total revenue and (ii) a $6.1 million decrease in expenses.

2023 FOURTH QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – During the fourth quarter, the Company sold 30 facilities that were leased to LaVie Care Centers, LLC (“LaVie”) for $317.9 million. Consideration consisted of $104.6 million in cash and $213.3 million for the pay-off of 22 HUD related mortgages. In the fourth quarter of 2023, LaVie paid $5.3 million in rent. In January 2024, LaVie paid Omega approximately $1.45 million in rent.

Maplewood – The Company recorded $11.6 million in revenue during the fourth quarter related to Maplewood consisting of $9.8 million of cash payments received and $1.8 million in security deposit applications. In January 2024, Maplewood paid $3.8 million in rent.

Guardian – Guardian Healthcare (“Guardian”) failed to make its fourth quarter contractual rent payments. The Company recorded $4.4 million in revenue with the application of Guardian’s security deposit. In January 2024, the Company drew the remaining $0.1 million from Guardian’s security deposit to fund its unpaid January 2024 rent. The Company is in discussions to sell and/or release to another operator the six remaining Guardian facilities.

New Investments:

The following table presents investment activity:

	Three Months Ended		Year Ended
Investment Activity ($000's)	December 31, 2023		December 31, 2023
	$ Amount	%	$ Amount	%
Real property	$51,212	20.6%	$261,276	39.2%
Construction-in-progress	15,429	6.2%	46,905	7.0%
Capital expenditures	14,893	6.0%	36,439	5.5%
Real estate loans receivable	117,277	47.1%	230,749	34.6%
Other	50,000	20.1%	91,746	13.7%
Total	$248,811	100.0%	$667,115	100.0%

$51 Million of Real Estate Acquisitions – In three separate fourth quarter transactions, the Company acquired four facilities for aggregate consideration of $51.2 million and leased them to three existing operators. The facilities have a weighted average initial annual cash yield of 9%, with 2.5% annual escalators.

$117 Million in Real Estate Loans – In four separate fourth quarter transactions, the Company funded $117.3 million in mortgage and other real estate loans. The loans have a weighted-average interest rate of 10.3% with maturity dates ranging from December 21, 2024 through December 1, 2033.

$50 Million Term Loan – In December 2023, the Company entered into a $50.0 million term loan to a principal of an existing operator that bears interest at a fixed rate of 11% per annum and matures on December 19, 2026.

$27 Million in Q1 2024 Investments – In January and February 2024, the Company funded $27.3 million in mortgage and other real estate loans to two new operators. The loans have a weighted-average interest rate of 9.6% with maturities between January 31, 2027, and January 31, 2029.

Asset Sales and Impairments:

$324 Million in Asset Sales – In the fourth quarter of 2023, the Company sold 32 facilities for $110.4 million in cash and $213.3 million for the payoff of HUD mortgages, recognizing a gain of $9.7 million.

Impairments and Assets Held for Sale – During the fourth quarter of 2023, the Company recorded a $4.0 million net impairment charge to reduce the net book value of one facility to its estimated fair value.

As of December 31, 2023, the Company had 17 facilities classified as assets held for sale, totaling $93.7 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and it is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended September 30, 2023	55.5%	28.0%	16.5%
Three-months ended June 30, 2023	54.0%	30.0%	16.0%
Three-months ended March 31, 2023	53.0%	31.8%	15.2%
Three-months ended December 31, 2022	54.3%	31.4%	14.3%
Three-months ended September 30, 2022	53.4%	31.5%	15.1%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Fourth Quarter 2023 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended September 30, 2023	79.1%	1.63x	1.28x
Twelve-months ended June 30, 2023	78.6%	1.50x	1.15x
Twelve-months ended March 31, 2023	78.0%	1.44x	1.10x
Twelve-months ended December 31, 2022	77.0%	1.38x	1.04x
Twelve-months ended September 30, 2022	76.2%	1.37x	1.04x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2023 quarterly common shares issued under the Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through December 31:

	Dividend Reinvestment and Common Stock Purchase Plan for 2023
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	82	77	3,529	27	3,715
Average price per share	$27.88	$29.30	$31.70	$31.39	$31.57
Gross proceeds	$2,278	$2,252	$111,895	$834	$117,259

	ATM Program for 2023
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	—	6,529	466	248	7,243
Average price per share	$—	$30.54	$30.95	$31.93	$30.61
Gross proceeds	$—	$199,397	$14,400	$7,935	$221,732

$227 Million in HUD Mortgage Payoffs – In the fourth quarter of 2023, the Company repaid 25 HUD mortgages totaling $227.0 million from proceeds from assets sales and transitions (see “Operator Updates: LaVie” above for more details).

BALANCE SHEET AND LIQUIDITY

As of December 31, 2023, the Company had $5.1 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.4%. The Company’s indebtedness consisted of an aggregate principal amount of $4.55 billion of senior unsecured notes, $478.5 million of unsecured term loans, $61.6 million of secured debt and $20.4 million of borrowings outstanding under its unsecured revolving credit facility. As of December 31, 2023, total cash and cash equivalents were $442.8 million, and the Company had $1.43 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On January 26, 2024, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid February 15, 2024, to common stockholders of record as of the close of business on February 5, 2024.

2024 GUIDANCE

The Company expects its 2024 Adjusted FFO to be between $2.70 and $2.80 per diluted share.

The Company’s Adjusted FFO guidance for 2024 includes the annual impact of acquisitions completed in 2023 and year-to-date 2024, assumes quarterly G&A expense of approximately $11.5 million to $13.5 million, $94 million in asset sales, repayment of $400 million in senior unsecured debt due 2024, timely completion of anticipated operator restructurings and transitions, no material changes in market interest rates, and that no additional operators are placed on a cash-basis for revenue recognition. It excludes additional acquisitions and asset sales, certain revenue and expense items, interest refinancing expense, additional capital transactions, acquisition costs, and additional provisions for credit losses, if any.

The Company's guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Fourth Quarter 2023 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 8, 2024, at 10 a.m. Eastern time to review the Company’s 2023 fourth quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2023 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 4Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including federal minimum staffing requirements for SNFs that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (vi) the availability and cost of capital to Omega; (vii) changes in Omega’s credit ratings and the ratings of its debt securities; (viii) competition in the financing of healthcare facilities; (ix) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$6,863,177	$7,347,853
Land	866,866	923,605
Furniture and equipment	466,291	499,902
Construction in progress	138,410	88,904
Total real estate assets	8,334,744	8,860,264
Less accumulated depreciation	(2,458,809)	(2,322,773)
Real estate assets – net	5,875,935	6,537,491
Investments in direct financing leases – net	8,716	8,503
Real estate loans receivable – net	1,212,162	1,042,731
Investments in unconsolidated joint ventures	188,409	178,920
Assets held for sale	93,707	9,456
Total real estate investments	7,378,929	7,777,101
Non-real estate loans receivable – net	275,615	225,281
Total investments	7,654,544	8,002,382

Cash and cash equivalents	442,810	297,103
Restricted cash	1,920	3,541
Contractual receivables – net	11,888	8,228
Other receivables and lease inducements	214,657	177,798
Goodwill	643,897	643,151
Other assets	147,686	272,960
Total assets	$9,117,402	$9,405,163

LIABILITIES AND EQUITY
Revolving credit facility	$20,397	$19,246
Secured borrowings	61,963	366,596
Senior notes and other unsecured borrowings – net	4,984,956	4,900,992
Accrued expenses and other liabilities	287,795	315,047
Total liabilities	5,355,111	5,601,881

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 245,282 shares as of December 31, 2023 and 234,252 shares as of December 31, 2022	24,528	23,425
Additional paid-in capital	6,671,198	6,314,203
Cumulative net earnings	3,680,581	3,438,401
Cumulative dividends paid	(6,831,061)	(6,186,986)
Accumulated other comprehensive income	29,338	20,325
Total stockholders’ equity	3,574,584	3,609,368
Noncontrolling interest	187,707	193,914
Total equity	3,762,291	3,803,282
Total liabilities and equity	$9,117,402	$9,405,163

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Rental income	$203,998	$110,149	$810,017	$734,236
Real estate tax and ground lease income	3,256	4,159	15,363	15,972
Income from direct financing leases	252	255	1,014	1,023
Real estate loans interest income	25,492	24,955	97,766	110,322
Non-real estate loans interest income	6,121	5,103	22,122	13,597
Miscellaneous income	200	228	3,458	3,094
Total revenues	239,319	144,849	949,740	878,244

Expenses
Depreciation and amortization	75,674	83,739	319,682	332,407
General and administrative	9,273	8,840	44,572	40,626
Real estate tax and ground lease expense	3,709	4,373	16,889	16,969
Stock-based compensation expense	8,762	6,787	35,068	27,302
Acquisition, merger and transition related costs	4,158	36,348	5,341	42,006
Impairment on real estate properties	3,951	17,230	91,943	38,451
Provision for credit losses	32,913	64,296	44,556	68,663
Interest expense	55,724	55,238	221,832	220,296
Interest – amortization of deferred financing costs	3,705	3,251	13,697	12,948
Total expenses	197,869	280,102	793,580	799,668

Other income (expense)
Other income (expense) – net	11,146	3,041	20,297	(1,997)
Loss on debt extinguishment	(486)	—	(492)	(389)
Gain on assets sold – net	9,712	180,205	79,668	359,951
Total other income	20,372	183,246	99,473	357,565

Income before income tax expense and (loss) income from unconsolidated joint ventures	61,822	47,993	255,633	436,141
Income tax expense	(4,163)	(1,026)	(6,255)	(4,561)
(Loss) income from unconsolidated joint ventures	(1,137)	(261)	(582)	7,261
Net income	56,522	46,706	248,796	438,841
Net income attributable to noncontrolling interest	(1,521)	(1,127)	(6,616)	(11,914)
Net income available to common stockholders	$55,001	$45,579	$242,180	$426,927

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.22	$0.19	$1.01	$1.81
Diluted:
Net income available to common stockholders	$0.22	$0.19	$1.00	$1.80
Dividends declared per common share	$0.67	$0.67	$2.68	$2.68

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income (1)	$56,522	$46,706	$248,796	$438,841
Deduct gain from real estate dispositions	(9,712)	(180,205)	(79,668)	(359,951)
Deduct gain from real estate dispositions of unconsolidated joint ventures	—	—	—	(93)
Sub-total	46,810	(133,499)	169,128	78,797
Elimination of non-cash items included in net income:
Depreciation and amortization	75,674	83,739	319,682	332,407
Depreciation - unconsolidated joint ventures	2,482	2,623	10,423	10,881
Add back provision for impairments on real estate properties	3,951	17,230	91,943	38,451
Nareit funds from operations (“Nareit FFO”)	$128,917	$(29,907)	$591,176	$460,536

Weighted-average common shares outstanding, basic	245,751	234,863	240,493	236,256
Restricted stock and PRSUs	3,589	1,378	2,923	1,198
Omega OP Units	7,219	6,752	7,035	6,836
Weighted-average common shares outstanding, diluted	256,559	242,993	250,451	244,290

Nareit funds from operations available per share	$0.50	$(0.13)	$2.36	$1.89

Adjustments to calculate adjusted funds from operations
Nareit FFO	$128,917	$(29,907)	$591,176	$460,536
Add back:
Stock-based compensation expense	8,762	6,787	35,068	27,302
Uncollectible accounts receivable (2)	—	96,133	20,633	124,758
Non-cash provision for credit losses	34,082	67,027	51,966	77,109
Acquisition, merger and transition related costs	4,158	36,348	5,341	42,006
Non-recurring expense	384	722	2,277	3,722
Loss on debt extinguishment	486	—	492	389
Non-recognized cash interest	207	—	6,378	—
Deduct:
Non-recurring revenue	(4,587)	(2,372)	(17,368)	(4,934)
Add back (deduct) unconsolidated JV related non-recurring loss (revenue)	1,054	1,940	2,710	(645)
Adjusted funds from operations (“AFFO”) (1)(3)	$173,463	$176,678	$698,673	$730,243

Adjustments to calculate funds available for distribution
Non-cash interest expense	$2,676	$2,222	$9,581	$8,832
Capitalized interest	(1,324)	(859)	(4,340)	(3,158)
Non-cash revenue	(11,403)	(6,979)	(47,011)	(58,269)
Funds available for distribution (“FAD”) (1)(3)	$163,412	$171,062	$656,903	$677,648

(1)	The three months and year ended December 31, 2023 includes the application of $6.2 million and $17.6 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three months and year ended December 31, 2022 includes the application of $1.6 million and $11.0 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The year ended December 31, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.